Exhibit 1.1

August 16, 2010

Boards of Directors
Minden Mutual Holding Company
Minden Bancorp, Inc.
MBL Bank
100 MBL Bank Drive
Minden, LA  71055

Ladies and Gentlemen:

We understand that the Boards of Directors of Minden Mutual Holding Company (“MHC”) and its subsidiaries, Minden Bancorp, Inc. (“MBI”) and MBL Bank (the “Bank”), are considering the adoption of a Plan of Conversion (the “Plan”) pursuant to which the Company will be converted from mutual holding company form to full stock holding company form, and shares of the common stock (the “Common Stock”) of a successor stock holding company to MBI (the “Holding Company”) will be offered and sold to the MHC’s members and tax qualified employee stock benefit plans in a Subscription Offering and, to the extent shares remain available, and with a preference given to MBI’s existing shareholders and residents of the Bank’s community, to the general public in a Direct Community Offering (collectively, the “Offering”).  The MHC, MBI, the Holding Company and the Bank are sometimes collectively referred to herein as the “Company” and their respective Boards of Directors are collectively referred to herein as the “Board.”  Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) is pleased to assist the Company with the Offering and this letter is to confirm the terms and conditions of our engagement.

OFFERING SERVICES

Sandler O’Neill will act as exclusive marketing agent for the Company in the Offering.  We will work with the Company and its management, counsel, accountants and other advisors on the Offering and anticipate that our services will include the following, each as may be necessary and as the Company may reasonably request:

1.           Consulting as to the financial and securities market implications of the Plan and any related corporate documents;

2.           Reviewing with the Board the financial impact of the Offering on the Company, based upon the independent appraiser’s appraisal of the Common Stock;

Boards of Directors
Minden Mutual Holding Company
Minden Bancorp, Inc.
MBL Bank
August 16, 2010

3.           Reviewing all offering documents, including the Prospectus, stock order forms and related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Company and its counsel);

4.           Assisting in the design and implementation of a marketing strategy for the Offering;

5.           Assisting management in scheduling and preparing for local community meetings with potential investors in connection with the Offering; and

6.           Providing such other general advice and assistance as may be requested to promote the successful completion of the Offering.

FEES

If the Offering is consummated, the Company agrees to pay Sandler O’Neill for its services a fee of one percent (1.00%) of the aggregate Actual Purchase Price of the shares of Common Stock sold in the Subscription Offering and Direct Community Offering, excluding in each case shares purchased by or on behalf of (i) any employee benefit plan or trust of the Company established for the benefit of its directors, officers and employees, (ii) any charitable foundation established by the Company (or any shares contributed to such a charitable foundation), and (iii) any director, officer or employee of the Company, members of their immediate families, their personal trusts and business entities controlled by them; provided, however, that the minimum aggregate fee shall be $160,000.  For purposes of this letter, the term “Actual Purchase Price” shall mean the price at which the shares of the Company’s common stock are sold in the Offering.

If (a) Sandler O’Neill’s engagement hereunder is terminated for any of the reasons provided for under the second paragraph of the section of this letter captioned “Definitive Agreement,” or (b) the Offering is terminated by the Company, no fee shall be payable by the Company to Sandler O’Neill hereunder; however, the Company shall reimburse Sandler O’Neill for its reasonable documented out-of-pocket expenses (including legal fees) incurred in connection with its engagement hereunder and for any fees and expenses incurred by Sandler O’Neill on behalf of the Company pursuant to the second paragraph under the section captioned “Costs and Expenses” below.

All fees and expense reimbursements payable to Sandler O’Neill hereunder shall be payable in cash at the time of the closing of the Offering, or upon the termination of Sandler O’Neill’s engagement hereunder or termination of the Offering, as the case may be.  In recognition of the long lead times involved in the stock offering process, the Company agrees to make advance payments to Sandler O’Neill of $25,000, payable upon execution of this letter, and $25,000 upon commencement of the mailing of offering materials to the MHC’s members, which shall be credited against any fees or reimbursement of expenses payable hereunder.  In the event that the advance payments exceed the amount due in payment of fees and reimbursement of expenses hereunder, the excess shall be refunded promptly to the Company.

Boards of Directors
Minden Mutual Holding Company
Minden Bancorp, Inc.
MBL Bank
August 16, 2010

COSTS AND EXPENSES

In addition to any fees that may be payable to Sandler O’Neill hereunder and the expenses to be borne by the Company pursuant to the following paragraph, the Company agrees to reimburse Sandler O’Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Offering is consummated, including, without limitation, legal fees and expenses, advertising, syndication and travel expenses, up to a maximum of $75,000; provided, however, that Sandler O’Neill shall document such expenses to the reasonable satisfaction of the Company.  In the event that a resolicitation of subscribers is required, this expense cap shall be increased to $100,000.  The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this letter

As is customary, the Company will bear all other expenses incurred in connection with the Offering, including, without limitation, (i) the cost of obtaining all securities and bank regulatory approvals, including any required NASD filing fees; (ii) the cost of printing and distributing the offering materials; (iii) the costs of blue sky qualification (including fees and expenses of blue sky counsel) of the shares in the various states; (iv) listing fees; and (v) all fees and disbursements of the Company’s counsel, accountants, conversion agent  and other advisors.  In the event Sandler O’Neill incurs any such fees and expenses on behalf of the Company, the Company will reimburse Sandler O’Neill for such fees and expenses whether or not the Offering is consummated.

DUE DILIGENCE REVIEW

Sandler O’Neill’s obligation to perform the services contemplated by this letter shall be subject to the satisfactory completion of such investigation and inquiries relating to the Company and its directors, officers, agents and employees as Sandler O’Neill and its counsel in their sole discretion may deem appropriate under the circumstances.  In this regard, the Company agrees that, at its expense, it will make available to Sandler O’Neill all information that Sandler O’Neill requests, and will allow Sandler O’Neill the opportunity to discuss with the Company’s management the financial condition, business and operations of the Company.  The Company acknowledges that Sandler O’Neill will rely upon the accuracy and completeness of all information received from the Company and its directors, trustees, officers, employees, agents, independent accountants and counsel.

Boards of Directors
Minden Mutual Holding Company
Minden Bancorp, Inc.
MBL Bank
August 16, 2010

BLUE SKY MATTERS

Sandler O’Neill and the Company agree that the Company’s counsel shall serve as counsel with respect to blue sky matters in connection with the Offering.  The Company will cause such counsel to prepare a Blue Sky Memorandum related to the Offering, including Sandler O’Neill’s participation therein, and shall furnish Sandler O’Neill a copy thereof addressed to Sandler O’Neill or upon which such counsel shall state Sandler O’Neill may rely.

CONFIDENTIALITY

Except as contemplated in connection with the performance of its services under this agreement, as authorized by the Company or as required by law, regulation or legal process, Sandler O’Neill agrees that it will treat as confidential all material, non-public information relating to the Company obtained in connection with its engagement hereunder (the “Confidential Information”); provided, however, that Sandler O’Neill may disclose such information to its agents and advisors who are assisting or advising Sandler O’Neill in performing its services hereunder and who have agreed to be bound by the terms and conditions of this paragraph.  As used in this paragraph, the term “Confidential Information” shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Sandler O’Neill, (b) was available to Sandler O’Neill on a non-confidential basis prior to its disclosure to Sandler O’Neill by the Company, or (c) becomes available to Sandler O’Neill on a non-confidential basis from a person other than the Company who is not otherwise known to Sandler O’Neill upon reasonable inquiry to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.

The Company hereby acknowledges and agrees that the financial models and presentations used by Sandler O’Neill in performing its services hereunder have been developed by and are proprietary to Sandler O’Neill and are protected under applicable copyright laws.  The Company agrees that it will not reproduce or distribute all or any portion of such models or presentations without the prior written consent of Sandler O’Neill.

Boards of Directors
Minden Mutual Holding Company
Minden Bancorp, Inc.
MBL Bank
August 16, 2010

INDEMNIFICATION

Since Sandler O’Neill will be acting on behalf of the Company in connection with the Offering, the Company agrees to indemnify and hold Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (Sandler O’Neill and each such person being an “Indemnified Party”) harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the Offering or the engagement of Sandler O’Neill pursuant to, or the performance by Sandler O’Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (i) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any final prospectus, or any amendment or supplement thereto, made in reliance on and in conformity with written information furnished to the Company by Sandler O’Neill expressly for use therein, or (ii) is primarily attributable to the gross negligence, willful misconduct or bad faith of Sandler O’Neill.  If the foregoing indemnification is unavailable for any reason, the Company agrees to contribute to such losses, claims, damages, liabilities and expenses in the proportion that its financial interest in the Offerings bears to that of Sandler O’Neill.

The Company agrees to notify Sandler O’Neill promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any transaction contemplated by this agreement.

DEFINITIVE AGREEMENT

Sandler O’Neill and the Company agree that (a) except as set forth in clause (b), the foregoing represents the general intention of the Company and Sandler O’Neill with respect to the services to be provided by Sandler O’Neill in connection with the Offering, which will serve as a basis for Sandler O’Neill commencing activities, and (b) the only legal and binding obligations of the Company and Sandler O’Neill with respect to the Offering shall be (1) the Company’s obligation to reimburse costs and expenses pursuant to the section captioned “Costs and Expenses”, (2) those set forth under the captions “Confidentiality” and “Indemnification,” and (3) as set forth in a duly negotiated and executed definitive Agency Agreement to be entered into prior to the commencement of the Offering relating to the services of Sandler O’Neill in connection with the Offering.  Such Agency Agreement shall be in form and content satisfactory to Sandler O’Neill and the Company and their respective counsel and shall contain standard indemnification and contribution provisions consistent herewith.

Boards of Directors
Minden Mutual Holding Company
Minden Bancorp, Inc.
MBL Bank
August 16, 2010

Sandler O’Neill’s execution of such Agency Agreement shall also be subject to (i) Sandler O’Neill’s satisfaction with its investigation of the Company’s business, financial condition and results of operations, (ii) preparation of offering materials that are satisfactory to Sandler O’Neill, (iii) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of Sandler O’Neill, (iv) agreement that the price established by the independent appraiser is reasonable, and (v) market conditions at the time of the proposed offering. Sandler O’Neill may terminate this agreement if such Agency Agreement is not entered into prior to May 31, 2011.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties.  This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O’Neill the duplicate copy of this letter enclosed herewith.

Very truly yours,
Sandler O’Neill & Partners, L.P.
By:	Sandler O’Neill & Partners Corp.,
the sole general partner

By:	/s/ Catherine A. Lawton
Catherine A. Lawton
An Officer of the Corporation

Accepted and agreed to as of
the date first above written:

Minden Mutual Holding Company
Minden Bancorp, Inc.
MBL Bank

By:	/s/ Jack E. Byrd, Jr.
Jack E. Byrd, Jr.
President and Chief Executive Officer

August 16, 2010

Mr. Jack E. Byrd, Jr.
President and Chief Executive Officer
Minden Mutual Holding Company
Minden Bancorp, Inc.
MBL Bank
100 MBL Bank Drive
Minden, LA  71055

Dear Mr. Byrd:

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) is pleased to act as records management agent for Minden Mutual Holding Company (the “MHC”), Minden Bancorp, Inc. (together with any successor stock holding company, the “Holding Company”) and MBL Bank (the “Bank”) in connection with the offer and sale of certain shares of the common stock of the Holding Company to the Bank’s eligible account holders in a Subscription Offering and to members of the Bank’s community in a Direct Community Offering (collectively, the “Offerings”) pursuant to the terms of a Plan of Conversion to be adopted by the Boards of Directors of the MHC, the Holding Company and the Bank (the “Plan”).  The MHC, the Holding Company and the Bank are sometimes collectively referred to herein as the “Company.” This letter is to confirm the terms and conditions of our engagement.

SERVICES AND FEES

In our role as Records Management Agent, we anticipate that our services will include the services outlined below, each as may be necessary and as the Company may reasonably request:

I.            Consolidation of Deposit Accounts and Member Vote Calculation

II.           Design and Preparation of Member Proxy and Stock Order Forms

III.          Organization and Supervision of the Conversion Center

IV.          Proxy Solicitation and Members’ Special Meeting Services

                V.            Subscription Services

Mr. Jack E. Byrd, Jr.
August 16, 2010

Each of these services is further described in Appendix A to this agreement.  It is understood and agreed that Sandler O’Neill shall not be responsible for any records management or proxy solicitation services in connection with the meeting of the Company’s shareholders to consider and vote on the Plan of Conversion.

For its services hereunder, the Company agrees to pay Sandler O’Neill a fee of $15,000.  This fee is based upon the requirements of current regulations and the Plan as currently contemplated.  Any unusual or additional items or duplication of service required as a result of a material change in the regulations or the Plan or a material delay, resolicitation or other similar events may result in extra charges that will be covered in a separate agreement if and when they occur.  All fees under this agreement shall be payable in cash, as follows: (a) $5,000 payable upon execution of this agreement, which Sandler O’Neill acknowledges receipt of and which shall be non-refundable; and (b) the balance upon the completion of the Offerings, or if the Conversion is terminated for any reason following the mailing of offering materials to the Bank’s depositors, upon termination of the Conversion.

COSTS AND EXPENSES

In addition to any fees that may be payable to Sandler O’Neill hereunder, the Company agrees to reimburse Sandler O’Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Offerings are consummated, including, without limitation, travel, lodging, food, telephone, postage, listings, forms and other similar expenses, in an aggregate amount not to exceed $25,000 without the Company’s prior approval, which shall not be unreasonably withheld, and in no event to exceed an aggregate maximum of $30,000; provided, however, that Sandler O’Neill shall document such expenses to the reasonable satisfaction of the Company.  It is understood that all expenses associated with the operation of the Conversion Center will be borne by the Company.

RELIANCE ON INFORMATION PROVIDED

The Company will provide Sandler O’Neill with such information as Sandler O’Neill may reasonably require to carry out its duties.  The Company recognizes and confirms that Sandler O’Neill (a) will use and rely on such information in performing the services contemplated by this agreement without having independently verified the same, and (b) does not assume responsibility for the accuracy or completeness of the information.  The Company will also inform Sandler O’Neill within a reasonable period of time of any changes in the Plan or otherwise that require changes in Sandler O’Neill’s services.  If a substantial expense results from any such change, the parties shall negotiate an equitable adjustment in the fee.

Mr. Jack E. Byrd, Jr.
August 16, 2010

LIMITATIONS

Sandler O’Neill, as Records Management Agent hereunder, (a) shall have no duties or obligations other than those specifically set forth herein; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or the shares represented thereby, and will not be required to and will make no representations as to the validity, value or genuineness of the offer; (c) shall not be liable to any person or entity, including the Company, by reason of any error of judgment or for any act done by it in good faith, or for any mistake of law or fact in connection with this agreement and the performance hereof unless caused by or arising out of its own willful misconduct, bad faith or gross negligence; (d) will not be obliged to take any legal action hereunder which might in its judgment involve any expense or liability, unless it shall have been furnished with reasonable indemnity satisfactory to it; and (e) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties.

Anything in this agreement to the contrary notwithstanding, in no event shall Sandler O’Neill be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Sandler O’Neill has been advised of the likelihood of such loss or damage and regardless of the form of action.

INDEMNIFICATION

The Company agrees to indemnify and hold Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons (Sandler O’Neill and each such person being an “Indemnified Party”) harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the engagement of Sandler O’Neill pursuant to, and the performance by Sandler O’Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party.  The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from Sandler O’Neill’s willful misconduct, bad faith or gross negligence.

Mr. Jack E. Byrd, Jr.
August 16, 2010

MISCELLANEOUS

The following addresses shall be sufficient for written notices to each other:

If to you:                MBL Bank
100 MBL Bank Drive
Minden, LA  71055
Attention:         Mr. Jack E. Byrd, Jr.

If to us:                   Sandler O’Neill & Partners, L.P.
919 Third Avenue, 6th Floor
New York, New York  10022
Attention:         General Counsel

The Agreement and appendix hereto constitute the entire Agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties.  This Agreement is governed by the laws of the State of New York.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O’Neill the duplicate copy of this letter enclosed herewith.

Very truly yours,
Sandler O’Neill & Partners, L.P.
By:	Sandler O’Neill & Partners Corp.,
the sole general partner

By:	/s/ Catherine A. Lawton
Catherine A. Lawton
An Officer of the Corporation

Accepted and agreed to as of
the date first above written:

Minden Mutual Holding Company
Minden Bancorp, Inc.
MBL Bank

By:	/s/ Jack E. Byrd, Jr.
Jack E. Byrd, Jr.
President and Chief Executive Officer

APPENDIX A

OUTLINE OF RECORDS MANAGEMENT AGENT SERVICES

I.	Consolidation of Deposit Accounts/Member Vote Calculation
	1.	Consolidate deposit files in accordance with regulatory guidelines and create central file.
	2.	Our EDP format will be provided to your data processing department.
	3.	Member vote calculation.

II.	Design and Preparation of Member Proxy and Stock Order Forms
	1.	Assist in designing proxy forms and stock order forms for voting and ordering stock.
	2.	Prepare proxy and stock order forms with account holder data.
	3.	Target group identification for proxy solicitation.

III.	Organization and Supervision of Conversion Center
	1.	Advising on physical organization of the Conversion Center, including materials requirements.
	2.	Assist in training of all Bank and temporary personnel who will be staffing the Conversion Center.
	3.	Establish reporting procedures.
	4.	On-site supervision of the Conversion Center during the solicitation/offering period.

IV.	Special Meeting of Members Services
	1.	Proxy and ballot tabulation.
	2.	Act as or support inspector of election, it being understood that Sandler O’Neill will not act as inspector of election in the case of a contested election.
	3.	If required, delete voting record date accounts closed prior to special meeting.
	4.	Produce final report of vote.

V.	Subscription Services
	1.	Produce list of depositors by state (Blue Sky report).
	2.	Production of subscription rights and research books.
	3.	Stock order form processing.
	4.	Acknowledgment letter to confirm receipt of stock order.
	5.	Daily reports and analysis.
	6.	Proration calculation and share allocation in the event of an oversubscription.
	7.	Produce charter shareholder list.
	8.	Interface with transfer agent for stock certificate issuance.
	9.	Refund and interest calculations.
	10.	Confirmation letter to confirm purchase of stock.
	11.	Notification of full/partial rejection of orders.
	12.	Production of 1099/Debit tape.

A - 1